UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 6, 2015

MIDWEST ENERGY EMISSIONS CORP.

(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

From April 26, 2012 to January 24, 2013, Midwest Energy Emissions Corp. (the “Company”) sold to various accredited investors unsecured 12.0% Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of $2,675,244, which Notes are convertible prior to the maturity date thereof into Units of the Company at an initial conversion price of $1.00 per Unit (the “Conversion Price”), where each Unit consists of: (a) one share of common stock of the Company, and (b) a warrant to purchase 0.25 additional shares of common stock at $1.25 per share (the “Warrant”).  The Notes are due and payable on the third anniversary of the date of issuance (the “Maturity Date”).  Interest on the Notes is payable semi-annually and the Company may, at its option, pay interest of any Note, for any interest payment date, by adding the amount of such interest to the outstanding principal amount due under any Note.  As of the date of this report, total principal of $3,408,150 was outstanding on the Notes (which includes accrued interest converted to principal by the Company), of which $3,233,120 matures during 2015.

As of May 6, 2015, the Company and holders of Notes representing $1,451,211 of the total outstanding principal have entered into amendments (the “First Note Amendment”) to the Notes which (i) extend the Maturity Date of the Notes by 12 months from their original Maturity Dates; (ii) reduce the Conversion Price from $1.00 to $0.50 per Unit for a period of 45 days and $0.75 thereafter; and (iii) reduce the exercise price of the Warrant included in the Unit from $1.25 to $1.00 per share.  The Company is in the process of seeking such amendments from the remaining holders of the Notes, a portion of which have reached maturity, but there can be no assurance that all remaining holders will accept the terms of the First Note Amendment. The Notes of any holders who do not accept will be governed by the original terms thereof.

The foregoing description of the First Note Amendment is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Form of First Amendment to 12.0% Convertible Promissory Note

____________

*Filed herewith.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: May 8, 2015	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer